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                                                                  EXHIBIT 3.1(b)




                            CERTIFICATE OF AMENDMENT

                                     of the

                          CERTIFICATE OF INCORPORATION


                                       of


                             SURGE COMPONENTS, INC.


                UNDER SECTION 805 OF THE BUSINESS CORPORATION LAW


         The undersigned, being the Chief Executive Officer and the Secretary (the "Secretary") of SURGE COMPONENTS, INC., (the "Corporation"), do hereby certify and set forth:

         1. The name of the corporation is SURGE COMPONENTS, INC. (the "Corporation").

         2. The date the Certificate of Incorporation of the Corporation was filed with the Department of State is the 24th day of November, 1981.

         3. Article FOURTH of the Certificate of Incorporation is amended by the addition of a provision fixing the number, designation, relative rights, preferences, and limitations of the Non-Voting Redeemable Convertible Series A Preferred Stock as fixed by the Board of the Corporation pursuant to the authority vested in it by the Certificate of Incorporation.

         4. Article FOURTH of the Certificate of Incorporation is hereby amended to add the following provision to the end of Article FOURTH:

         A. Non-Voting Redeemable Convertible Series A Preferred Stock.

            1. Number Authorized and Designation. Of the 1,000,000 shares of preferred stock authorized under this Article FOURTH, the Corporation shall have the authority to issue 260,000 shares designated as Non-Voting Redeemable Convertible Series A Preferred Stock, $.001 par value (referred to herein as "Series A Preferred Stock").

            2. Rights, Preferences and Limitations. The relative rights, preferences and limitations of Series A Preferred Stock are as follows:

               (a) Dividends. The Series A Preferred Stock shall be entitled to share dividends on a pro-rata basis with the Common Shares if and when declared. The Series A Preferred Stock shall be paid dividends prior to payment of dividends to Common Shareholders.

               (b) Conversion.


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                   (i) Upon the approval of the shareholders of the Corporation of the Global Acquisition (as hereinafter defined), the ME Merger (as hereinafter defined) and the issuance of the Class A Common Shares in connection therewith, and upon approval of the shareholders ("Global Shareholders") of Global Datatel, Inc., a Nevada corporation ("Global") of the Global Acquisition, all of the issued and outstanding shares of the Series A Preferred Stock will automatically convert into Class B Common Shares at a rate of one hundred Class B Common Shares for each share of Series A Preferred Stock so converted and the Class B Common Shares will be issued directly to the Global Shareholders and the ME Shareholders as consideration for the respective mergers. The acquisition of all of the assets of Global by a wholly owned subsidiary of the Corporation is referred to herein as the "Global Acquisition". The term "ME Merger" shall mean the merger of MailEncrypt.com, Inc., a California corporation, into a wholly owned subsidiary of the Corporation as approved by the shareholders (the "ME Shareholders") of MailEncrypt.com, Inc.

                   (ii) Upon receipt by the Secretary of a duly endorsed certificate of the vote of the shareholders of the Corporation, evidencing shareholder approval in accordance with New York law of both the Global Acquisition and the ME Merger, and the issuance of Class B Common Shares as consideration therefore, and upon approval by the Global Shareholders of the Global Acquisition in accordance with Nevada law, the Corporation shall, as soon as practicable thereafter, cause to be issued to the holder(s) of Series A Preferred Stock that number of whole shares of Class B Common Shares issuable upon automatic conversion of the Series A Preferred Stock as provided herein.

               (c) Redemption. In the event that the shareholders of the Corporation do not approve at a meeting held for such purpose, the issuance of the Class B Common Shares and either of the Global Acquisition or ME Merger associated therewith, or the Global Shareholders do not approve, the Global Acquisition, the Corporation shall unless the period for redemption is extended by the Board, redeem such number of shares of Series A Preferred Stock as had not been converted, by paying on the date set for redemption, which will be no more than sixty (60) days and not less than thirty (30) days after the shareholders' meeting at which such proposals were considered (the "Redemption Date") an amount (the "Redemption Price") equal to the sum of $.001 per share of Series A Preferred Stock, subject to the following terms and conditions:

                   (i) The Corporation shall give notice (the "Redemption Notice") not more than sixty (60) days and not less than thirty (30) days prior to the Redemption Date by first class United States mail to each holder of record of shares of Series A Preferred Stock called for redemption (the "Redeemed Shares") at his address appearing on the stock transfer books of the Corporation.

                   (ii) The Corporation may pay the Redemption Price for any Redeemed Shares from the surplus and stated capital of the Corporation, but no such redemption shall be made if the Corporation would thereby become insolvent or, if stated capital is used, the redemption would reduce the net assets of the Corporation below the stated capital remaining after giving effect to the cancellation of the Redeemed Shares.

               (d) Voting Rights.

                   (i) The Series A Preferred Stock shall not entitle the holder thereof to any voting rights, except as otherwise required by New York Law.

               (e) Preemptive Rights. Holders of Series A Preferred Stock shall have no preemptive rights.

               (f) Liquidation Rights. Upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, each holder of shares of Series A Preferred Stock shall be entitled to receive, in preference to any distributions of any of the assets or surplus funds of the Corporation to the holders of the Common Shares (or Class B Shares, if any) an amount equal to $.001 per share of Series A Preferred Stock, plus an additional amount equal to any dividends declared but unpaid on such shares before any payments shall be made or any assets distributed to holders of any class of Common Shares. If, upon any such liquidation, dissolution or winding up of the Corporation, the assets of the Corporation shall be insufficient to pay the holders of shares of the Series A Preferred Stock the amount required under the preceding sentence,


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then all remaining assets of the Corporation shall be distributed ratably to holders of the shares of the Series A Preferred Stock. An amount equal to $.001 per share, plus an additional amount equal to any dividend declared but unpaid on such Common Shares shall then be paid ratably to the holders of the Common Shares. All assets remaining thereafter shall then be distributed, pari passu, to all the holders of all Series A Preferred Stock and all Common Shares.

         5. This Amendment of the Certificate of Incorporation of the Corporation was authorized by the Unanimous Written Consent of the Board of Directors of the Corporation, dated as of January 28, 2000, as authorized by Article FOURTH of the Certificate of Incorporation.

         IN WITNESS WHEREOF, the undersigned have signed this Certificate this 28th day of January, 2000, and do hereby affirm, under penalties of perjury, that the statements contained herein have been examined by us and are true and correct.


                                                         /s/ Ira Levy
                                                         -----------------------
                                                         Ira Levy
                                                         Chief Executive Officer



                                                         /s/ Steven J. Lubman
                                                         -----------------------
                                                         Steven J.  Lubman
                                                         Secretary


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